Exhibit 19.1

NAVIENT SECURITIES TRADING POLICY

BACKGROUND

Consistent with our Code of Business Conduct, Navient Corporation (“Navient” or the “Company”) has adopted this Policy to prevent illegal insider trading and other prohibited transactions, and to protect our reputation for integrity and ethical conduct. This Policy applies to directors, officers, and employees of Navient and of each subsidiary, partnership, joint venture, or other business association that is effectively controlled by Navient directly or indirectly (together, the “Company”) (all persons referred to as “Covered Persons”). This Policy also applies to Family Members, other members of a person’s household and entities controlled by a Covered Person. It is your obligation to understand and comply with this Policy. Navient has designated the Company's Corporate Secretary as its current Securities Trading Compliance Officer (“STCO”). Please direct any questions you may have concerning this Policy to the Office of the STCO.

POLICY

NO TRADING ON OR TIPPING OF MATERIAL NONPUBLIC INFORMATION

1.
No Covered Person may trade, directly or indirectly through Family Members (defined below) or other persons or entities, in Navient Securities (defined below) while in possession of Material Non-public Information (“MNPI” defined below).
2.
No Covered Person may disclose such information to others who might use it for trading or might pass it along to others who might trade based upon such MNPI. This practice, known as “tipping,” also can result in the same penalties as trading even though you did not trade (and did not gain any benefit from another trader).

OTHER PROHIBITED TRANSACTIONS - APPLICABLE TO DIRECTORS, SECTION 16 OFFICERS,

AND SENIOR OFFICERS

1.
Short sales of Navient Securities (i.e., a sale of securities which are not then owned) and derivative or speculative transactions in Navient Securities.
2.
Holding Navient Securities in margin accounts or pledging Navient Securities as collateral for a loan or otherwise.
3.
The purchase or use, directly or indirectly through Family Members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Navient Securities.

BLACKOUT PERIODS – APPLICABLE TO DIRECTORS, SECTION 16 OFFICERS, SENIOR OFFICERS AND RESTRICTED EMPLOYEES

The Company has established four routine quarterly blackout periods (“Blackout Periods”) during which Directors, Section 16 Officers, and certain Restricted Employees are barred from trading in Navient Securities. In addition to the routine Blackout Periods, the Company may, from time to time, impose additional Blackout Periods upon notice to any Covered Person who may be in possession of MNPI. Blackout Periods generally begin approximately 30 days following the release of Navient’s quarterly earnings release date and continue through the second full day of trading following the release of the Company’s quarterly earnings report. The STCO or their designee shall distribute quarterly reminders via email indicating the exact days that the Blackout Period is scheduled to be in effect.

Trading in Navient Securities by certain designated individuals (“Restricted Persons”) is prohibited during the Company’s blackout periods.

For purposes of this policy, the following individuals are considered Restricted Persons and are subject to the Blackout Period restriction on trading:

•
Directors and Section 16 Officers of the Company.
•
Officers of the Company and its Subsidiaries at the level of Senior Vice President and above.
•
The Chief Compliance Officer, the Chief Risk Officer, Chief Information Security Officer, and the Chief Audit Officer of the Company, to the extent not included above.
•
Other officers or employees of the Company’s Investor Relations, Legal, Corporate Financial Reporting, Controller’s, Corporate Finance and Corporate Communications teams who have responsibilities that provide them with frequent access to MNPI and have been notified by the STCO or their designee that they are Restricted Persons.
•
Such other individuals who have been notified by the STCO or their designee that they are Restricted Persons.
•
Family Members of the above referenced individuals.

The STCO or their designee shall maintain a list of all Restricted Persons under this policy which shall be updated as necessary.

During a Blackout Period, the following transactions are prohibited for Restricted Persons:

•
Any open market purchase or sale of Navient Securities.
•
The exercise of Navient stock options where all or a portion of the acquired stock is sold at the same time as the exercise (an exercise and sell transaction).
•
Electing to increase or decrease the percentage of periodic contributions that will be allocated to the Navient Stock Fund in the Navient 401(k) Savings Plan.
•
Electing to make an intra-plan transfer of an existing account balance into or out of the Navient Stock Fund in the Navient 401(k) Savings Plan, the Navient Deferred Compensation Plan, or the Navient Corporation Deferred Compensation Plan for Directors.
•
Electing to borrow money against your Navient 401(k) Savings Plan account if the loan will result in a liquidation of some or all of your Navient Stock Fund balance.
•
Electing to pre-pay a Navient 401(k) Savings Plan loan if the pre-payment will result in allocation of loan proceeds to the Navient Stock Fund.

The following transactions are permitted during a Blackout Period for Restricted Persons:

•
The exercise of stock options where no Navient stock is sold in the open market to fund the option exercise or satisfy any resulting tax obligations (an exercise and hold transaction).
•
Recurring investments in the Navient Stock Fund under the Navient 401(k) Savings Plan, the Navient Deferred Compensation Plan, the Navient Employee Stock Purchase Plan or the Navient Corporation Deferred Compensation Plan for Directors pursuant to pre-existing deferral and investment elections.
•
An initial deferral elections made under the Navient Deferred Compensation Plan or the Navient Corporation Deferred Compensation Plan for Directors.
•
Gifts of Navient Securities, unless there is reason to believe that the recipient of the gift intends to sell the securities during the Blackout Period then in effect provided, however, that any Section 16 Officer or Director donating Navient Securities must inform the Company’s STCO or their designee of such gift three business days prior to such transfer.
•
Transactions that comply with SEC Rule 10b5-1 pre-arranged written plans, subject to the conditions described below.

The STCO or their designee will send out periodic reminders prior to the commencement of any Quarterly Blackout Period. However, it is the responsibility of all Directors, Section 16 Officers, Senior Officers, Restricted Persons and all other employees and contractors to comply with this Policy regardless of whether or not you receive a reminder notice.

PRE-CLEARANCE OF NAVIENT SECURITIES TRANSACTIONS

In addition to complying with the prohibition on trading during a Blackout Period, the following individuals must first obtain pre-clearance before engaging in any transaction involving Navient Securities:

•
Directors and Section 16 Officers.
•
Family Members or others living in the same household of a Director or Section 16 Officer, Family Members whose transactions in Navient Securities are directed by, or are subject to the influence or control of, the individuals listed above, and any entities that the individuals listed above influence or control.

Transactions requiring pre-clearance include all transactions noted above as being prohibited during a blackout period, as well as all gifts and stock option exercises. Pre-clearance can only be authorized by the STCO or their designee.

A request for pre-clearance to trade in Navient Securities should be submitted to the STCO or their designee at least one business day in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any MNPI relating to the Company or its subsidiaries.

If a proposed transaction receives pre-clearance, the pre-cleared trade must be executed within two (2) business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of NMPI before the trade is executed, in which case the preclearance is void and the trade must not be completed. Transactions not effected within the time limit would be subject to pre-clearance again.

ADDITIONAL GUIDANCE

STANDING AND LIMIT ORDERS

Standing or limit orders are orders placed with a broker to sell or purchase securities at a specified price. A buy order can only be executed at the limit price or lower, and a sell order can only be executed at the limit price or higher. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations and should be used only for a brief period of time. Orders of this kind are problematic because they allow you to relinquish control over the timing of the transaction which could inadvertently be executed during a blackout period or at a time when you are in possession of MNPI.

As a result, this Policy prohibits Directors and Section 16 Officers from placing standing or limit orders on Navient Securities that remain effective after the day on which they are placed (such as “good until cancelled” orders). Other persons subject to the Quarterly Blackout Period restriction who choose to use standing or limit orders, should do so only for short durations that expire during the open trading window period in which the order is placed. In the event a trading window is closed prior to the originally scheduled date or you otherwise believe you have come into possession of MNPI, you should immediately terminate or suspend any outstanding unexecuted orders.

TRANSACTIONS BY FAMILY MEMBERS, CONTROLLED ENTITIES AND OTHERS

You are responsible for the transactions of your Family Member and therefore you should make them aware of the need to confer with you before they trade any Navient Securities. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

10b5-1 TRADING PLANS

Rule 10b5-1(c) of the Securities Exchange Act of 1934 (the “Rule”) provides an affirmative defense from insider trading liability for individuals who trade securities under trading plans that comply with the requirements of Rule 10b5-1 (“10b5-1 Plan”). The Rule applies to any contract, instruction, or written plan to purchase or sell Navient Securities. In general, the 10b5-1 Plan must be entered into and maintained in good faith at a time when the individual entering into such plan is not aware of MNPI. The 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance; include a written formula or algorithm for determining the amount, pricing and timing of the transactions; or delegate discretion on these matters to an independent third party and not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect purchases or sales. Once the 10b5-1 Plan is adopted, the individual must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade. Subject to certain exceptions, you may only have a single 10b5-1 Plan in effect at any time. All individual 10b5-1 Plans adopted by Section 16 Officers and Directors must observe a “Cooling-off Period” between the date a 10b5-1 Plan is adopted or modified and the date of the first transaction under the 10b5-1 Plan following such adoption or modification equal to the later of: (i) 90 days and (ii) 2 business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the 10b5-1 Plan was adopted or modified (but not to exceed 120 days following 10b5-1 Plan adoption or modification). The Cooling-off Period for individuals that are neither Section 16 Officers nor Directors is 30 days between the date a 10b5-1 Plan is adopted or modified and the date of the first transaction under the 10b5-1 Plan following such adoption or modification. The Rule does not permit multiple or overlapping 10b5-1 Plans (subject to certain exceptions) and significant modifications to a plan that change any material terms of such plan (including modifications to the amount, pricing or timing of the plan) will trigger a new Cooling-off Period. All individuals entering a 10b5-1 Plan are required to include a representation certifying that at the time of the adoption of a new or modified 10b5-1 Plan: (1) they are not aware of MNPI about the issuer or its securities; and (2) they are adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

You may enter into a 10b5-1 Plan only if (i) the plan meets the requirements of Rule 10b5-1 and (ii) the plan has been approved by the STCO or their designee. Any contemplated 10b5-1 Plan must be submitted for approval at least five business days prior to the entry into the plan. Additionally, an individual must provide prior written notice to the STCO or their designee of any planned modification to or termination of a 10b5-1 Plan. The provisions of Rule 10b5-1 included in this policy are only intended to provide a general overview of the Rule. If you have specific questions regarding compliance with the Rule, please direct your questions to the office of the STCO.

TRADES OR PLANS INVLOVING THE CORPORATE SECRETARY.

In the event any approval or notice is required under this Policy for trades, gifts, plans or other actions involving stock owned by the Corporate Secretary, the STCO shall be the member of the Office of the General Counsel designated in writing (which may be by email) by the General Counsel from time to time.

DEFINITIONS

Blackout Period – Trading Blackout Periods are those times when Restricted Persons are barred from trading in Navient Securities. Restricted Persons generally are only permitted to trade Navient Securities when the trading window is open. Navient’s trading window generally opens two (2) full business days following the date on which Navient reports its quarterly financial results and generally remains open for 21 trading days thereafter. A Blackout Period occurs anytime the trading window is closed. You should be aware that, even when the trading window is open, you are barred from trading in Navient Securities if you are aware or become aware of MNPI. Additionally, the STCO or their designee may determine at any time that Restricted Persons or other employees may be barred from trading in Navient Securities.

Cooling-off Period - A “cooling-off” period is the time between the adoption (or modification) of a 10b5-1 plan and the date on which the Plan becomes effective. A Plan Modification includes any cancellation of one or more trades scheduled under an existing 10b5-1 Plan.

Directors – Are members of the Navient Corporation Board of Directors.

Family Members – means any member of your family that resides with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Navient securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Navient securities. This Policy also applies to any entities that you influence or control, including any corporations, partnerships, trusts or other entities.

Material Non-Public Information (MNPI) is any information, positive or negative, that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Nonpublic Information is information that has not yet become publicly available. Any information that could reasonably be expected to have significantly altered the “total mix” of information available to investors is material. Examples of material information include financial results, changes to previously announced earnings guidance, significant changes in management, proposed major mergers, acquisitions or divestitures, changes in dividends, significant financial liquidity problem, an extraordinary item for accounting purposes, or major litigation or government investigation. Release of information to the media does not immediately free insiders to trade. Directors, Officers and employees of the Company or its subsidiaries (and their Family Members) should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 48 hours after publication.

Navient Securities include Navient stock, preferred stock, bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities, and other marketable securities of the Company.

Section 16 Officers are Navient Corporation officers who the Board of Directors has determined are subject to the reporting requirements of Section 16 of The Securities Exchange Act of 1934. The Corporate Secretary’s Office will assist reporting persons in preparing and filing the required reports; however, reporting persons retain responsibility for the timely and accurate filing of all required reports.

Senior Officers of Navient Corporation include the Chief Executive Officer, Chief Financial Officer, any Executive Vice President or Senior Vice President.

Trading includes buying or selling Navient Securities, as well as certain transactions involving the Navient 401(k) Savings Plan, the Navient Deferred Compensation Plan, the Navient Corporation Deferred Compensation Plan for Directors, or the Navient Employee Stock Purchase Plan.